Code of Business
Conduct and ethics

CAVITATION TECHNOLOGIES, INC.

Adoption Date: _______________

Policy#:  CVAT-BD-03

I.  INTRODUCTION

Commitment to Ethical Behavior

Cavitation Technologies, Inc.’s (the “Company” or “CTI”) is committed to conduct business with integrity and to comply with all applicable laws.  Behavior reflecting the highest ethical standard is required of all directors, officers, employees, and others who are bound by the Code, regardless of position or location. No director, officer, manager or supervisor has the authority to violate or require conduct by another employee or any other person that violates the Code, other CTI policies, or applicable law.

Responsibility

Each officer, director, and employee is required to read and understand the Code of Business Conduct and Ethics  and its application to the performance of his or her business responsibilities.  Failure to abide by this Code or applicable laws, rules and regulations will lead to disciplinary measures appropriate to the violation, up to and including dismissal and possible regulatory or criminal prosecution.

We encourage and expect each employee to assist in maintaining a culture that promotes ethical behavior.  We encourage and expect employees to promptly report any suspected misconduct, illegal activities, fraud or other violations of this Code in accordance with the provisions of this non-retaliation policy.  Retaliation against any employee who honestly reports a concern to CTI about illegal or unethical conduct will not be tolerated.  It is our policy to comply with all applicable laws, rules and regulations that protect our employees against retaliation or unlawful discrimination as a result of their lawfully reporting information regarding, or their participation in, investigations involving misconduct, illegal activities, fraud or other violations of this Code, by CTI or any of its employees or agents.

Management Responsibility for Ethics

All officers, managers and supervisors are accountable for the actions of the employees who report to them and responsible for seeing that the Code, other CTI policies, and applicable laws are followed. They must:
•	Inform their employees about company policies, including those dealing with legal and ethical behavior;
•	Ensure that appropriate ongoing employee training occurs and that violators of the Code are appropriately disciplined;
•	Avoid hiring individuals who have a propensity to violate any applicable law or rules of the type embodied in the Code; and
•	Maintain a work environment where constructive, frank, and open discussion about ethics is encouraged and expected without fear of retaliation.

II.  Employees

Respect for Employees

We require employees to treat one another with dignity, respect and fairness at all times.  At CTI we value the diversity of our employees, and we judge and treat every employee with dignity and respect. Employment decisions will be based upon qualifications, talents and achievements of individuals, and will comply with local and national employment laws, rules and regulations and without regard to race, creed, gender, religion, national origin, age, disability, veteran status, or sexual orientation.

CTI respects the privacy of its employees, former employees and job applicants and will share employee information only for business reasons consistent with applicable law.

Harassment

Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. You are encouraged to speak out when a coworker’s conduct makes you or others uncomfortable, and to report harassment when it occurs.

Safety and Health

Everyone is responsible for maintaining a safe workplace by following safety and health rules and practices. Employees must immediately report accidents, injuries, and unsafe equipment, practices or conditions to a supervisor or other designated person. We are committed to keeping our workplaces free from hazards.  Threats or acts of violence or physical intimidation are prohibited.

In order to protect the safety of all employees, each employee must report to work free from the influence of any substance that could prevent him or her from conducting work activities safely and effectively.  Violators of this rule are subject to disciplinary action up to and including immediate termination of employment and possibly to other legal consequences.

III.  Customers

Service Quality

Services offered by CTI will be of the highest quality and as represented.  CTI will honor its agreements.

Sales and Marketing

CTI’s services/products will be marketed on their merits. Use of deceptive or misleading statements, or attempts to induce individuals to place their personal interests above those of the organizations they represent, is a violation of our policy.  Employees may only obtain business legally and ethically. Bribes or kickbacks are prohibited. Guidance concerning customer gifts, travel and entertainment is in the Conflict of Interests section of this Code. Contracts with customers will fully and accurately reflect the agreed terms and may not be modified by informal protocol arrangements, which undermine the integrity of transactions.

IV.  FAIR DEALINGS

Honesty, respect and integrity demand that you deal fairly with each other, our customers, vendors and competitors. You should never employ deceptive acts or practices, or otherwise deal unfairly with any stakeholder or competitor. Not only do such acts compromise your integrity and that of the Company, but it may expose the Company and you to liability under federal and state laws (see “Compliance With Laws” below). Examples of improper conduct include, but are not limited to: a) Acquiring the trade secrets of a competitor through bribery or other unlawful or unethical means; b) Knowingly mislabeling products or misrepresenting services; c) Inducing others to breach contracts; d) Knowingly using copyrighted or trademarked material of someone else, without obtaining the owner’s permission; e) Using confidential or proprietary information of a former employer; and f) Making false claims about competitors.

V.  CONFIDENTIAL AND PROPRIETARY INFORMATION

You are required to safeguard all confidential and proprietary information. Confidential and proprietary information includes any information that is not generally known to the public that might be of use to competitors or harmful to CTI or its customers or suppliers if disclosed, such as business, marketing and service plans, financial information, source codes, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information entrusted to us by our customers, suppliers and partners.  The obligation to preserve confidential and proprietary information continues even after employment ends.

VI.  Protection and proper use of Company assets

All employees have a responsibility to protect the Company’s assets from loss, damage, misuse or theft and ensure their efficient use. Theft, carelessness and waste have a direct impact on profitability.  CTI’s assets, such as funds, products or computers, may only be used for business purposes. You may not use CTI’s, any brand name or trademark owned or associated with CTI or any letterhead stationery for any personal purpose.

VII.  Inside Information and Securities Trading

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. It is against the laws of many countries, including the United States, to trade or “tip” others who might make an investment decision based on material non-public information. Using material non-public information to buy or sell CTI stock, options in CTI stock or the stock of a CTI supplier or customer is not only unethical, it is illegal.  Employees must exercise the utmost care when handling material inside information.

VIII.  BOOKS AND RECORDS

Complete and Accurate Books and Records; Second-Country Payments

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account.  Therefore, our corporate and business records should be completed accurately and honestly.  The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited.  Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business.  As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.  We require that:

•
No entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	Transactions be supported by appropriate documentation;

•	The terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	Employees comply with our system of internal controls; and

•	No cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

No payments of any kind (whether commission, promotional expense, personal expenses, free goods or whatever) shall be made to an unaffiliated distributor or sales agent (or employee or agent thereof) in any country other than that in which the sales were made or in which the distributor or sales agent has a substantial place of business.  Such payments (sometimes referred to as “second-country” payments) may be made to other entities such as suppliers of goods and services provided:

•
The laws of any involved country permit the payment and receipt of such “offshore” funds, as determined in advance of any commitment by competent local legal counsel in collaboration with our legal counsel;

•	The transaction complies in all other respects with this Code; and

•	The arrangements are set forth in a letter of understanding between CTI and the outside entity, and these letters are available for review by our outside auditors.

Public Reporting

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies.  In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the Securities and Exchange Commission (the “SEC”).  Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations.  Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about CTI that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures.  In addition:

•
No employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

•
All employees must cooperate fully with our Accounting Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•
No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor or other compliance resources available.

Recording and Retaining Business Communications

All business records and communications should be clear, truthful and accurate. Business records and communications often become public through litigation, government investigations and the media. Employees are expected to avoid exaggeration, colorful language, guesswork, legal conclusions and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including e-mail and “informal” notes or memos. Records should always be retained and destroyed according to our record retention policies.

IX.  COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

The Company endeavors to be in full compliance with the letter and spirit of all laws applicable to its business, and expects nothing less of you. Violations of these laws not only put you at personal risk, but also put the Company, its assets and its operations at risk for civil and criminal actions, fines, penalties and prosecution. Disregard of the law will not be tolerated.  If you become aware that any aspect of Company business may be, or is, in violation of a law or regulation, you must report such actual or potential violation immediately. If you fail to report a known or suspected violation, you will be subject to disciplinary action.

X.  CONFLICTS OF INTEREST

A conflict of interest is any situation where your personal interests interfere, or appear to interfere with, the interests of the Company. Conflicts of interest most often occur when you, a family member or other person sharing your residence may benefit personally as a result of your position with the Company. To that end, you, your family members, and persons sharing your residence must avoid relationships with vendors, suppliers, customers, competitors, or anyone else that appear to create, or do create, conflicts of interest. Prior to accepting any gift, loan, service or favor from a vendor, customer or competitor, you need to be sure your acceptance will not violate this Code. If at any time you think you, a family member or other person sharing your residence may be in a situation that involves a potential conflict of interest, you should call the Ethics Hotline. All potential conflicts of interest or transactions you are aware of that you reasonably expect may give rise to a conflict of interest, should promptly be reported on the Ethics Hotline.

As a rule of thumb, you should not give or receive cash, nor should you give or receive non-cash gifts valued at more than $50. Examples of potential conflicts of interest include, but are not limited to, you, a family member or other person sharing your residence: a) Working concurrently for the Company and for a competitor, customer or vendor;  b) Holding a significant ownership or other financial interest (more than 1%) in a competitor, vendor or corporate customer; c) Making a loan to, or receiving a loan from, a competitor, vendor or corporate customer; d) Receiving an expensive gift, trip or offer of lodging from a competitor, vendor or customer; e) Receiving a commission or rebate for bringing business to the Company (other than in connection with a Company sponsored bonus or other compensation plan) or receiving a payment other than from the Company of any kind for assistance in obtaining the Company’s business; and f) Serving on the board of directors of, or in an official capacity for, another company that is, or could be, a supplier, vendor or competitor of the Company.

XI. COMPUTER AND COMMUNICATIONS SYSTEMS POLICIES

The Company has invested substantial funds in computer and communications systems, which systems include without limitation, telephone, cell phone, voice mail, facsimile, electronic mail, internet, intranet, word processing, accounting and related systems. These systems are to be used primarily for business purposes, and the Company reserves the right to access any of these systems for business or security purposes. You must take every precaution to prevent any compromise to any of these systems, and as with any other Company asset, protect these assets, including computer data, software, hardware and networks against alteration, damage, theft or unauthorized access. The Company does not want to unnecessarily or arbitrarily intrude into your communications. You should not, however, have any expectation of privacy when using any of these systems. You are prohibited from sending communications or messages of a harassing, intimidating, slanderous, offensive or discriminatory nature, as well as frivolous e-mail messages such as chain letters. You also are prohibited from accessing or downloading with Company property, material from any site where the principal content is sexually oriented, discriminatory, defamatory, irresponsible or illegal. Any unauthorized use or reproduction of proprietary or copyrighted software or corporate data is prohibited.

XII. WAIVERS

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or, to the extent permitted by the rules of the OTC BB, a committee of the Board and will be disclosed to stockholders as required by applicable laws, rules and regulations.

XIII. REPORTING VIOLATIONS

As a director, officer or other employee of the Company, you are responsible for reporting actual or suspected violations of this Code or other Company policies. You can make these reports to any of the following: your supervisor or manager, the Chief Financial Officer or the Chief Executive Officer of the Company. You can make these reports orally or in writing. Written complaints should be sent to Cavitation Technologies, Inc., 10019 Canoga Ave., Chatsworth, CA 91311 USA, attention:  Shannon Stokes.

Reports concerning the Company’s books, records, internal accounting and financial controls or audit matters should be made by calling the Company’s Ethics Hotline at 408-879-7440 or via email at tomer@newventureattorneys.com.  Should you desire, you may make such reports anonymously.

The Company will respond promptly to reports. The Company will not hesitate to notify and cooperate with governmental authorities regarding acts that violate the law. Individuals who are found to have violated this Code will be appropriately disciplined, which discipline may include separation from the Company. Records of violations will be maintained in an employee’s personnel file.  There will be no discrimination, recrimination, or retaliation against you for making a report in good faith. The Company will keep reports confidential to the fullest extent possible, and will only disclose information to persons who have a valid reason for knowing.

XIV. CODE ADMINISTRATION

If there is any part of this Code that you do not understand, or if you are unsure how to handle a situation, you can contact any of the resources listed above under “Reporting Violations.” If in doubt - ask. All inquiries will be kept confidential to the fullest extent possible. Nothing in this Code will be deemed to alter any employment-at-will or other status of an employee or to otherwise create an enforceable right for an employee against the Company, its directors, its officers, any other employee or any third party.

To Members of the Board, Officers and Employees of the Company: Please indicate that you have received, read and will abide by this statement of policy by signing your name and dating the attached acknowledgment and returning it promptly to the Office Manager, Shannon Stokes.

ACKNOWLEDGMENT
I certify that I have received and read and that I will abide by Cavitation Technologies, Inc.  Code of Ethics and Business Conduct distributed to me on the date set forth below.
________________________________
(signature)

________________________________
(print your name)
________________________________
(print your position)

Date: ___________________________

OFFICE MANAGER TO PLACE IN EMPLOYEE PERSONNEL FILE